AGREEMENT TO TERMINATE
                          WRITTEN EMPLOYMENT AGREEMENT


     WHEREAS, Murdock Communications Corporation ("MCC") and Colin Halford ("Halford") are parties to a written employment agreement (the "Employment Agreement") dated January 1, 1999; and

     WHEREAS, Halford's employment with MCC ended effective January 1, 2000; and

     WHEREAS, MCC continued to pay Halford's salary through June 30, 2000, (hereafter the "Severance Payments") in partial consideration for the promises and agreements described below; and

     WHEREAS, MCC and Halford mutually desire to terminate the Employment Agreement and release all claims and obligations thereunder, pursuant to the terms and promises set forth below;

     MCC  AND  HALFORD  THEREBY  AGREE  AS  FOLLOWS:

     1. MCC hall issue warrants granting Halford the right to purchase up to seventy-five thousand (75,000) shares of MCC stock, at a price of one dollar ($1.00) per share, valid for three years from the date of issue, with an issue date of March 22, 2000.

     2. All MCC stock options of which Halford was fully vested as of June 30, 2000, shall remain in full force and effect and may be exercised by Halford on or before June 30, 2001. Any such options not exercised on or before June 30, 2001, shall expire without further notice to Halford.

     3. In exchange for the Severance Payments Halford has already received, along with the additional consideration described in paragraphs 1 and 2, above, and without further compensation or consideration from MCC, Halford agrees to make himself available to MCC as an independent contractor to provide counseling and assistance to MCC in matters involving the collection of MCC's aged accounts receivable, the filing of regulatory forms, the payment of MCC's aged accounts payable and the sale of any MCC assets, through December 31, 2000, to the extent that such advice and counseling does not unreasonably interfere with Halford's ability to perform the functions of his full-time employment. After December 31, 2000, Halford may, at his discretion, provide further assistance to MCC from time-to-time if so requested by MCC.

     4. In exchange for the Severance Payments Halford has already received, along with the additional consideration described in paragraphs 1 and 2, above, and without further compensation or consideration from MCC, Halford agrees to take all steps necessary to transfer all telephone accounts relating to Larken, Inc., or affiliates of Larken, Inc., out of MCC's name effective May 1, 2000, and to provide MCC with written assurance that MCC is not responsible for the payment of any statements, bills, liabilities or obligations pertaining to such accounts for any time period after May 1, 2000.

     5. In exchange for the Severance Payments Halford has already received, along with the additional consideration described in paragraphs 1 and 2, above, and without further compensation or consideration from MCC, Halford hereby releases and forever discharges MCC, along with its officers and directors, from any and all obligations, liabilities or claims arising from or relating to any acts or omissions, or to Terminate Employment Agreement (as defined below), including without limitation claims arising from or relating to the Employment Agreement, except that Halford does not release MCC or its officers and directors from any claims of fraud or other intentional wrongdoing based on any acts that may have occurred during the course of Halford's employment with MCC and, further, that nothing herein shall have the effect of releasing any claims that Halford may have that arise from or relate to any promissory notes issued by MCC to Halford. Any claims that Halford has, or may claim to have, that arise from or relate to any promissory notes issued by MCC to Halford shall survive the execution of this Agreement but shall be extinguished in the event that (1) Halford and MCC reach a separate agreement to extinguish such claims or
(2) Halford obtains a full and complete release from any obligations under any and all promissory notes that he has issued to the Hartford Carlisle Bank without payment or other valuable consideration supplied by him. In the event that Halford obtains a full and complete release of any obligations under any and all promissory notes that he has issued to Hartford Carlisle Bank, then any claims that Halford may have against MCC that arise from or relate to any promissory notes issued by MCC to Halford shall be limited to the actual value of such payment or consideration plus any allowable reasonable expenses and/or attorney fees. Nothing in this paragraph shall act as a release or satisfaction of the obligations evidenced directly by the promissory notes issued by MCC to Halford. MCC hereby releases Halford from any and all obligations, liabilities or claims arising from or relating to any acts or omissions, or alleged acts or omissions, by Halford on or before the Effective Date of this Agreement to Terminate Employment Agreement, except that MCC does not release Halford from any claims of fraud or other intentional wrongdoing based on any acts that may have occurred during the course of Halford's employment with MCC.


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
     6. This Agreement to Terminate Employment Agreement hereby supercedes and extinguishes all prior contracts or arrangements between MCC ad Halford relating to Halford's employment with MCC, and is intended by the parties to be a full, complete, final and integrated document.

     7. This Agreement to Terminate Employment Agreement shall be governed and construed by Iowa law, and may be enforced by either party only in The Iowa District Court for Linn County, Iowa.

     8. The "Effective Date" of this Agreement to Terminate Employment Agreement is the date that the last of the parties to execute this Agreement to Terminate Employment Agreement has done so.

MURDOCK  COMMUNICATIONS  CORPORATION

BY     /s/  Paul  Tunink                              DATED     12/20/00
       -----------------                                        --------
     ITS     VP  &  CFO
             ----------

/s/ Colin Halford                                     DATED     12/20/00
-----------------                                               --------
COLIN  HALFORD


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